NEWS
Contacts:

Analysts/Investors: Frank A. Carchedi - Chief Financial Officer (301) 215-8276 fcarchedi@costar.com Media: Audra Capas - Vice President, Communications (301) 280-7674 acapas@costar.com

CoStar Group, Inc. Announces First Quarter 2007 Results

 Quarterly Revenues Up 20% Year-over-Year as Sales Force Expansion Accelerates Revenue Growth Rate

Heavy Investment in Research Operations Drives Record 79% Year-over-Year Surge

inCommercial Property Listings

BETHESDA, MD - April 25, 2007 - CoStar Group, Inc. (NASDAQ: CSGP) today announced that its first quarter 2007 revenues increased 20% over the same period a year ago and grew sequentially by 6.5% over fourth quarter 2006 revenues, including 4.5% organic growth. The company also announced that its heavy investment in CoStar’s national research expansion over the past two quarters has led to a record surge in commercial property listings, which historically has correlated to long-term revenue growth.

Year 2006-2007 Quarterly Results
($’s in millions, except per share data)
	2006				2007
	Q1	Q2	Q3	Q4	Q1

Revenues	$37.3	$38.9	$40.6	$42.1	$44.8
EBITDA	4.7	5.3	8.8	7.2	5.0
Net income	1.9	2.3	4.7	3.5	1.8
Net income per share - diluted	0.10	0.12	0.25	0.18	0.09
Weighted average outstanding shares - diluted	19.3	19.3	19.1	19.2	19.2

“Over the past two quarters we invested heavily in our research operations by adding people, vehicles and new geographies to expand our coverage of commercial real estate as part of our national research expansion,” said Andrew C. Florance, president and CEO. “Today we’re seeing the successful results of that investment - a record surge in the growth of commercial property listings, which we expect to begin to translate into revenue growth in the latter half of 2007.”

“We also invested heavily over the past two quarters to double our field sales force year-over-year, and we’ve already achieved 85% percent of our current sales force growth goal,” Florance added. “A larger field sales force enables CoStar to better capture the considerable revenue potential of our business and, as a result, we’re seeing revenues accelerate. We expect that revenue acceleration to continue during 2007.”

Revenues for the first quarter of 2007 were $44.8 million compared to $37.3 million for the first quarter of 2006 and $42.1 million for the fourth quarter of 2006. Core subscription-based revenues, which are supported by consistently high subscriber renewal rates, account for a majority of that growth. CoStar’s rate of renewal for subscription services was approximately 92.4% during the first quarter of 2007.

CoStar’s net income totaled $1.8 million, or $0.09 per share, for the first quarter of 2007 compared to net income of $1.9 million, or $ 0.10 per share, for the first quarter of 2006. For the quarter ended March 31, 2007, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $5.0 million compared to EBITDA of $4.7 million in the first quarter of 2006. The company is currently investing heavily in expanding its research operations in order to increase its geographic coverage of commercial real estate throughout the United States and Europe. Specifically, the company has added 100 field researchers and vehicles; begun integrating its U.S. and European businesses; and opened two new research centers in White Marsh, Maryland and Glasgow, Scotland. In addition, CoStar is more than doubling the size of its U.S. field sales force to better leverage the company’s business opportunities.

The first quarter 2007 results also include non-cash charges for equity compensation of approximately $1.5 million, including stock option compensation expense of approximately $836,000 resulting from CoStar’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-based Payment” (SFAS 123R). The $1.5 million in non-cash charges for equity compensation are primarily included in general and administrative expenses as well as selling and marketing expense, and, by comparison, were $1.0 million for the first quarter of 2006. The company expects 2007 non-cash equity compensation expense to be approximately $6.0 million.

As of March 31, 2007, the company had $150.3 million in cash, cash equivalents and short-term investments. The company has no long-term debt.

As a result of CoStar’s earlier investment in its national research expansion, total researched and verified commercial real estate listings in CoStar’s U.S. database grew a record 79% year-over-year - from approximately 348,000 in the first quarter of 2006 to more than 623,000 in the first quarter of 2007. As of today, CoStar’s combined U.S. and European database contains approximately 780,000 listings. A listing is a space in a commercial property that is actively marketed for lease or a commercial property actively marketed for sale.

Between the first quarters of 2006 and 2007, retail property listings in CoStar’s database surged 146% - from approximately 97,000 to more than 239,000.

“Last May, when we first unveiled the powerful retail dimension of our flagship product, CoStar Property Professional® at the International Council of Shopping Centers’ convention in Las Vegas, our database contained approximately 154,000 retail property listings. We return to ICSC’s show next month with more than 293,000 retail listings in our database and a product that’s second to none - a truly robust solution for managing the industry’s massive retail property information needs.”

Since launching its retail real estate information service in May 2006, CoStar has signed 141 new retail-related license agreements valued at more than $3.5 million annually with a growing “Who’s Who” of leading retail and commercial industry players. In the first quarter of 2007, the company inked 23 new retail-related deals with such major retailers and retail-related owners, developers and brokers as Chick-fil-A, Dippin’ Dots, General Growth Properties and Staubach Retail.

Today CoStar also announced that the current value of for-sale listings of U.S. commercial properties in its online database reached a record $468 billion. CoStar believes it now has the largest and highest-quality database of U.S. commercial properties for sale in the industry, further solidifying CoStar’s leadership as the number one provider of online commercial real estate information services.

Year over year, for-sale property listings in CoStar’s U.S. database grew 113% - from more than 98,000 to over 209,000. Similarly, the number of properties for sale in CoStar’s database increased by approximately 51,000 during the first quarter of 2007.

CoStar expects to experience even greater listings growth during the remainder of 2007 as a result of a national sweepstakes the company is launching early next month. Participants will be eligible to win significant prizes based on new listings or sales comparables they submit for verification - free of charge - to CoStar throughout the promotion period.

By the end of March 2007, CoStar’s proprietary database covered more than 2.2 million continuously researched and verified properties, over 39 billion square feet of inventory across all commercial property types and classes and more than 3.7 million high-resolution photographs and images in its digital library.

With this impressive listings growth, the company believes it is in a position to release its Property Professional service in 81 new U.S. cities, or metro Core Based Statistical Areas (CBSAs), as defined by the U.S. Census Bureau. These 81 new CBSAs will be in addition to the 121 CBSAs in which CoStar Property Professional is currently marketed. The 121 CBSAs that CoStar currently covers have a combined population of 180 million, and 40 million people live in the 81 new CBSAs where CoStar expects to initiate coverage in September. The company believes this expansion should contribute to additional future revenue growth.

CoStar is also investing significantly in its European operations to establish itself as the number one commercial real estate information provider in Europe, just as it has in the United States.

Toward that end, CoStar acquired Property Investment Exchange Limited (Propex), including its subsidiaries Shopproperty and Screenedata in the U.K., during the first quarter of 2007. CoStar also acquired Grecam, which is based in France, during the fourth quarter of 2006. CoStar has begun unifying all of its European subsidiaries under the CoStar brand.

During the first quarter of 2007, CoStar’s operations in the U.K. and France represented approximately 10.4% of total CoStar revenue and are expected to exceed 11.0% of total revenues for 2007. CoStar anticipates that integrating its U.S., U.K. and French information systems will require an incremental investment of approximately $4.0 million in operating costs during 2007.

Starting with the first quarter of 2007, CoStar is also reporting quarterly “Results of Segments,” a new financial table that reflects revenues and EBITDA from its international operations, including the newly acquired Propex and Grecam. Both Propex and Grecam are operated by CoStar Group’s U.K. subsidiary, FOCUS Information Limited.

“We believe this new financial presentation will give shareholders greater transparency about our international operations, particularly now that we have begun expanding our European operations,” said CoStar Group Chief Financial Officer Frank A. Carchedi.

2007 Outlook

“As a result of solid first quarter 2007 revenue growth, we are adjusting our expectation for overall 2007 revenue growth to approximately 20.0% to 22.0% over 2006, with organic revenue growth of approximately 17.0% to 19.0%,” said Carchedi. “We expect a sequential quarterly increase in revenue of 5.0% to 6.0% for the second quarter of 2007, including organic growth of 3.5% to 5.0%.”

For the second quarter of 2007, we expect fully diluted net income per share of approximately $0.02 to $0.06 as a result of continued U.S. and U.K. investment as well as seasonally high selling and marketing expenses. By the third quarter of 2007 we expect to return to earnings per share that are higher than those reported in the first quarter of 2007, and we continue to expect net income per share of $0.50 to $0.60 for 2007.

Management will conduct a conference call to discuss earnings results for the first quarter ended March 31, 2007 and the financial outlook for the second quarter of 2007 at 11:00 a.m. EDT on Thursday, April 26, 2007.

The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/corporate/investor/. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on May 4, 2007. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 4748092. The replay will also be available over the Internet at http://www.costar.com/corporate/investor/ for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2007	2006

Revenues	$44,831	$37,274
Cost of revenues	17,826	12,926
Gross margin	27,005	24,348

Operating expenses:
Selling and marketing	13,166	10,925
Software development	3,070	2,898
General and administrative	8,063	7,569
Purchase amortization	1,270	1,108
	25,569	22,500

Income from operations	1,436	1,848
Other income, net	1,862	1,426
Income before income taxes	3,298	3,274
Income tax expense, net	1,484	1,414

Net income	$1,814	$1,860

Net income per share - basic	$0.10	$0.10
Net income per share - diluted	$0.09	$0.10

Weighted average outstanding shares - basic	18,896	18,692
Weighted average outstanding shares - diluted	19,207	19,269

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$1,814	$1,860
Purchase amortization in cost of revenues	325	256
Purchase amortization in operating expenses	1,270	1,108
Depreciation and other amortization	2,015	1,449
Interest income, net	(1,862)	(1,426)
Income tax expense, net	1,484	1,414
EBITDA	$5,046	$4,661

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)
	For the Three Months
	Ended March 31,
	2007	2006
Revenues
United States	$40,181	$34,424
International	4,650	2,850
Total Revenues	$44,831	$37,274

EBITDA
United States	$5,850	$4,681
International*	(804)	(20)
Total EBITDA	$5,046	$4,661

* International EBITDA includes a corporate allocation of approximately $775,000 and $252,000 for the three months ended March 31, 2007 and 2006, respectively.

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,118	$38,159
Short-term investments	107,230	119,989
Accounts receivable, net	10,103	9,202
Deferred income taxes	7,904	7,904
Prepaid and other current assets	4,028	3,497
Total current assets	172,383	178,751

Deferred income taxes	5,119	6,973
Property and equipment, net	19,616	18,407
Intangible and other assets, net	92,447	69,669
Deposits	1,287	1,637
Total assets	$290,852	$275,437

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$21,177	$15,328
Deferred revenue	12,256	8,817
Total current liabilities	33,433	24,145

Deferred income taxes	2,497	1,182

Stockholders' equity	254,922	250,110
Total liabilities and stockholders' equity	$290,852	$275,437

Reconciliation of Non-GAAP Financial Measures with 2006-2007 Quarterly Results
(in millions)
	2006				2007
	Q1	Q2	Q3	Q4	Q1

Net income	$1.9	$2.3	$4.7	$3.5	$1.8
Purchase amortization	1.4	1.4	1.3	1.3	1.6
Depreciation and other amortization	1.4	1.5	1.6	1.9	2.0
Interest income, net	(1.4)	(1.6)	(1.8)	(1.9)	(1.9)
Income tax expense, net	1.4	1.7	3.0	2.4	1.5
EBITDA	$4.7	$5.3	$8.8	$7.2	$5.0

About CoStar Group, Inc.

CoStar Group, Inc. (Nasdaq: CSGP) is the number one provider of information services to commercial real estate professionals in the United States as well as the United Kingdom. CoStar's suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 66 U.S. markets as well as the United Kingdom and France. Headquartered in Bethesda, MD, the company has approximately 1,300 employees, including the largest professional research organization in the industry.

This news release includes "forward-looking statements" including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar's filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2006, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that the increase in CoStar’s listings count will translate into revenue growth during 2007; that a larger field sales force enables CoStar to capture additional revenues or will result in an acceleration of revenues; that CoStar will expand its geographic coverage of commercial real estate throughout the U.S. and Europe; that CoStar will integrate its U.S. and European businesses; that CoStar will double the size of its U.S. field sales force or that such increase will better leverage the Company’s business opportunity; that the Company’s non-cash equity compensation expense for 2007 will be as stated in this press release; that CoStar now has the largest and highest quality database of U.S. commercial properties for sale in the industry or that such accomplishment solidifies CoStar’s leadership position within the industry; that CoStar will launch a national sweepstakes promotion early next month or that such sweepstakes will result in increased listings growth during the remainder of 2007; that the Company will release CoStar Property Professional in any new U.S. cities or Core Based Statistical Areas (CBSAs) or that if the company does so it will contribute to revenue growth; that CoStar will establish itself as the number one commercial real estate provider inEurope; that CoStar will unify all of its U.K. subsidiaries under one brand; that revenues from CoStar’s operations in the U.K. and France for 2007 will be as stated in this press release; that CoStar will integrate its U.S., U.K. and French information systems or that if it does so it will require the amount of incremental investment stated in this press release; that CoStar’s inclusion of a new financial table reporting quarterly “Results of Segments” will give shareholders greater transparency about CoStar’s international operations; that overall revenue growth or organic revenue growth for 2007 will be as stated in this press release; that organic revenue growth or sequential quarterly revenue growth rates for the second quarter of 2007 will be as stated in this press release; that 2007 fully diluted net income per share will be as stated in this press release; or that by the third quarter of 2007 earnings per share will be higher than those reported for the first quarter of 2007. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.